Exhibit 10.1

                         SHARE PURCHASE AGREEMENT
                              by and between
                      ED KLIGERMAN AND JAMES PAPANIA,
                         collectively, as Seller,
                         AS SOLE SHAREHOLDERS OF
                       INDEPENDENT METAL SALES, INC.,
                                   and,
                           IMS PROCESSING, INC.,
                                   and
                            INSEQ CORPORATION,
                               as Purchaser,
                       Dated as of August 7, 2005
                                 V.8.6.05


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                         SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made as of the 7th day of August, 2005

AMONG:
      INSEQ CORPORATION, a company formed pursuant to the laws of the State of Delaware and having an office for business located at 111 Howard Blvd., Suite 108, Mount Arlington,
      New Jersey 07856 (referred to herein individually as "Inseq" or as the "Purchaser")

AND:

      ED KLIGERMAN AND JAMES PAPANIA, AS SOLE SHAREHOLDERS OF
      INDEPENDENT METAL SALES, INC., AND IMS PROCESSING, INC., both of which companies were formed pursuant to the laws of the State of New Jersey and have an office for business located at 1900 East Park Avenue, Hainesport Industrial
      Park, Hainesport, New Jersey 08036 (referred to herein individually respectively as "IMS" or "IMS Processing" and collectively as "IMSP") (Edward Kligerman and James Papania are collectively referred to herein as the "Seller" or "Sellers")

WHEREAS:

A. The Purchaser's mission is to facilitate the efficient utilization of primary and secondary commodities including metals, chemicals, fuels and plastics, and the Purchaser offers certain manufacturing and distribution capabilities to its clients in fulfillment of this mission;

B. IMSP provides value-added metals processing services and distributes a full line of metal products out of its facility in Hainesport, New Jersey (the "Business") incidental to which it has certain assets including but not limited to the following:

      (a) Accounts receivable, inventories, prepaid expenses and other miscellaneous assets;
      (b)     Certain equipment and vehicles;
      (c) Certain computer equipment and fixtures, furniture and the like;
      (d)     Certain telephone and facsimile numbers; and,

C. The Purchaser desires to purchase and acquire and Seller, as sole shareholders of IMS and IMS Processing, desires to sell, convey, assign and transfer, or cause to be sold, conveyed, assigned and transferred, to the Purchaser, all of the Sellers' shares in IMS and IMS Processing and the Board of Directors of Purchaser deems it advisable that IMS and IMS Processing become wholly-owned subsidiaries of INSEQ (the "Acquisition") pursuant to this Agreement.


NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                ARTICLE I
                               DEFINITIONS

As used herein, the terms below shall have the following meanings:

         (a)	"Acquisition" means the Acquisition, at the Closing, of
Sellers' shares of IMS and IMS Processing by Purchaser pursuant to this Agreement;

         (b)	"Acquisition Shares" means 100%, or 1,000 shares, of IMS'
issued and outstanding capital stock, and 100%, or 1,000 shares, of IMS Processing's issued and outstanding capital stock, to be transferred to Purchaser at Closing pursuant to the terms of this Agreement;

         (c)	"Agreement" means this Share Purchase Agreement between
Purchaser and Seller;

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         (d)	"Closing" means the completion, on the Closing Date, of the
transactions contemplated hereby in accordance with Article 3 hereof;

         (e)	"Closing Date" means the day on which all conditions
precedent to the completion of the transaction as contemplated hereby have been satisfied or waived;

         (f)	"Seller Accounts Payable and Liabilities" means all
accounts payable and liabilities of IMSP due and owing or otherwise constituting a binding obligation of IMSP (other than a IMSP Material Contract) as of June 30, 2005 (as attached hereto in Schedule 1(f));

         (g)	"Seller Accounts Receivable" means all accounts receivable
and other debts owing to IMSP, as of June 30, 2005 (as attached hereto in Schedule 1(g));

         (h)	"Seller Assets" means all the property and assets of IMSP
of every kind and description wheresoever situated including, without limitation, IMSP's Equipment, IMSP's Inventory, IMSP's Material
Contracts, IMSP's Accounts Receivable, IMSP's Cash, IMSP's Intangible Assets and IMSP's Goodwill, and all credit cards, charge cards and banking cards issued to IMSP;

         (i)	"Business" means all aspects of the business conducted by
IMSP;

         (j)	"Seller Cash" means all cash on hand or on deposit to the
credit of IMSP on June 30, 2005;

         (k)	"Seller Debt to Related Parties" means debts owed by Seller
to IMS and/or IMS Processing or to any family member thereof, or to any director or officer of IMS and/or IMS Processing;

         (l)	"Seller Equipment" means all machinery, equipment,
furniture, and furnishings used in the IMSP Business (as attached hereto in Schedule 1(l));

         (m)	"Seller Financial Statements" means, collectively, the
unaudited consolidated financial statements of IMSP for the three fiscal years ended December 31, 2004, 2003 and 2002, and the unaudited consolidated financial statements of IMSP for the six month period ended June 30, 2005 (as attached hereto in Schedule 1(m));

         (n)	"Seller Goodwill" means the goodwill of the Business
together with the exclusive right of Purchaser to represent itself as carrying on the Business in succession of IMSP subject to the terms hereof, and the right to use any words indicating that the Business is so carried on including the right to use the name "Independent Metal Sales, Inc." or "IMS Processing, Inc.," or any variation thereof as part of the name of or in connection with the IMSP's Business or any part thereof carried on or to be carried on by IMSP, the right to all corporate, operating and trade names associated with the Business, or any variations of such names as part of or in connection with the Business, all telephone listings and telephone advertising contracts, all lists of customers, books and records and other information relating to the Business, all necessary licenses and authorizations and any other rights used in connection with the Business;

         (o)	"Seller Insurance Policies" means the public liability
insurance and insurance against loss or damage to the Seller Assets and the Business as described in Schedule 1(o) hereto;

         (p)	"Seller Intangible Assets" means all of the intangible
assets of IMSP, including, without limitation, IMSP's Goodwill, all trademarks, logos, copyrights, designs, and other intellectual and industrial property of IMSP (as attached hereto in Schedule 1(p));

         (q)	"Seller Inventory" means all inventory and supplies of the
Business as of the Closing Date (as attached hereto in Schedule 1(q));

         (r)	"Seller Material Contracts" means the burden and benefit of
and the right, title and interest of IMSP in, to and under all trade and non-trade contracts, engagements or commitments, whether written or oral, to which IMSP are entitled in connection with the Business whereunder IMSP is obligated to pay or entitled to receive the sum of $10,000 or more including, without limitation, any pension plans, profit sharing plans, bonus plans, loan agreements, security agreements, indemnities and guarantees, any agreements with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, attorneys or others which cannot be terminated without liability on not more than one month's notice, each as set forth on Schedule 1(r));

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         (s)     "Seller Real Property" means a complete list of (i) all
real property and interests in real property owned in fee by IMSP
(individually, a "IMS Owned Property" or "IMS Processing Owned
Property" and collectively, the "IMSP Owned Properties"), and (ii) all real property and interests in real property leased by IMS and/or IMS Processing as lessee or lessor, set forth on Schedule 1(s);

         (t)	"Seller Related Party Debts" means the debts owed by Edward
Kligerman or James Papania or by any family member thereof, or by any affiliate, director or officer of IMS or IMS Processing; and

         (u)	"Seller Shares" means all of the issued and outstanding
shares of IMS and IMS Processing capital stock.

Section 1.2	Captions and Section Numbers

The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

Section 1.3	Section References and Schedules

Any reference to a particular "Article", "section", "paragraph", "clause" or other subdivision is to the particular Article, section, clause or other subdivision of this Agreement and any reference to a Schedule by letter will mean the appropriate Schedule attached to this Agreement and by such reference the appropriate Schedule is incorporated into and made part of this Agreement.

Section 1.4	Severability of Clauses

If any part of this Agreement is declared or held to be invalid for any reason, such invalidity will not affect the validity of the remainder which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held to be invalid.

                                 ARTICLE II
                              THE ACQUISITION

Section 2.1     Purchase and Sale of Stock

Sellers hereby agree to sell to Purchaser the Acquisition Shares in exchange for the Purchase Price hereunder on the Closing Date and to transfer to Purchaser on the Closing Date a 100% undivided interest in and to the Acquisition Shares free from all liens, mortgages, charges, pledges, encumbrances or other burdens with all rights now or thereafter attached thereto.

Section 2.2 	Purchase Price
In consideration for the Acquisition Shares, the Purchaser shall pay to Seller a Purchase Price based on a multiple of FIVE (5) (the "Multiple") times Seller's Adjusted EBITDA (the "Purchase Price") (which is currently estimated to be about $1.5 million per year (the "Estimated EBITDA"). The
 Purchase Price shall be paid to Seller as follows:

                  (a) 	TWO MILLION FIVE HUNDRED THOUSAND DOLLARS
($2,500,000) in cash at closing by wire transfer of immediately available funds;

                  (b)	ONE MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS
($1,250,000) in cash on the first anniversary of closing by wire transfer of immediately available funds;

                  (c)	An earn-out of ONE MILLION FIVE HUNDRED THOUSAND
DOLLARS ($1,500,000) paid quarterly in the form of THIRTY PERCENT (30%) of Seller's consolidated quarterly EBITDA, provided that such EBITDA exceeds ONE MILLION TWO HUNDRED THOUSAND DOLLARS ($1,200,000) on an annualized basis; provided, however, that payment of any unpaid portion of this ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000) earn-out that may be due will become mandatory in the event that the Purchaser is sold or acquired prior to the expiration of three years; and,

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                  (d)	the balance of the Purchase Price (about TWO MILLION
FIVE HUNDRED THOUSAND DOLLARS ($2,500,000)) in the form of convertible term notes (the "Notes"), bearing a term of THREE (3) years and interest at the annual simple rate of 6.5%, paid monthly. Prepayment of the Notes will become mandatory in the event that the Purchaser is sold or acquired prior to the end of the loan term. These Notes shall be convertible at Sellers' sole option into INSEQ common stock. These
Notes shall be payable as follows:

                           (i)	ONE MILLION ($1,000,000) of the principal of
the Notes shall be payable on the SECOND (2nd) anniversary of the Closing; provided, however, that such funds shall be payable on the THIRD (3rd) anniversary of the Closing in the event that the average of IMSP's trailing TWO (2) years' EBITDA, as measured on the SECOND (2nd) anniversary of Closing, is equal to or less than ONE MILLION DOLLARS ($1,000,000); and, in such event, interest shall only be payable to Seller as provided for herein on a principal balance of ONE MILLION
DOLLARS ($1,000,000) and interest shall cease to be payable on the remaining ONE MILLION FIVE HUNDRED THOUSAND ($1,500,000) of the Notes but shall continue to accrue as provided for herein.

                           (ii)	The remaining ONE MILLION FIVE HUNDRED THOUSAND
($1,500,000) of the principal of the above described convertible term notes shall be payable on the THIRD (3rd) anniversary of the closing but shall be reduced in the event that the average of IMSP's trailing THREE
(3) years' EBITDA, as measured on the THIRD (3rd) anniversary of closing
(the "Adjusted EBITDA"), is less than the Estimated EBITDA on the basis of the following formula:

   "Principal Reduction" = (Estimated EBITDA - Adjusted EBITDA) x (Multiple)

            "Interest Reduction" = (Principal Reduction) x (1.065)3

        "Total Reduction" = (Principal Reduction) + (Interest Reduction)

The Total Reduction shall only apply to the amount payable to Sellers under this Section 2.5(d)(ii), or ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000) including all interest paid and/or accrued on such amount.

                  (e)	For purposes of this Section 2.2, Seller's Adjusted
EBITDA shall be computed in a manner consistent with generally accepted accounting principles consistently applied such that the EBITDA calculations for IMSP prior to the Closing are consistent with the EBITDA calculations subsequent to Closing and such that no material changes to IMSP's EBITDA calculation will arise as a result of this Agreement and the new ownership.

                                ARTICLE III
                                THE CLOSING

Section 3.1 	Closing

The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on or before August 15, 2005 at (i) the offices of Purchaser's attorney or, (ii) if requested by the Purchaser at least two (2) business days prior to the Closing, at the Purchaser's place of business (the date of the Closing being herein referred to as the "Closing Date").

Section 3.2 	Deliveries at Closing

         (a) 	At the Closing, the Seller shall deliver to the Purchaser:

                  (i)	duly executed instruments or other evidence
sufficient to transfer to Purchaser the Acquisition Shares;

                  (ii)	the Acquisition Shares free and clear of all
mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever;

                  (iii)	employment agreements, substantially in the form of
Exhibit B attached hereto, duly executed by Edward Kligerman, James
Papania and Barry Kligerman;

                  (iv) 	all opinions, certificates and other instruments and
documents required by the terms of this Agreement to be delivered by Seller at or prior to Closing or otherwise required in connection with the Acquisition.

         (b) 	At the Closing, the Purchaser shall deliver to the Seller:

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                  (i)	the cash portion of the Purchase Price by wire
transfer in immediately available funds paid directly to the Seller's Bank in accordance with the Purchase Price provisions hereof;

                  (ii)	all documents required to be delivered by Purchaser
to Seller at or prior to the Closing Date in connection with this Agreement.

Section 3.3	Post-Closing Matters

Forthwith after the Closing, the parties, as the case may be, agree to use all their best efforts to:
         (a)	issue a news release reporting the Closing;

         (b)	file a Form 8K with the Securities and Exchange Commission
disclosing the terms of this Agreement within 4 days of the Closing and, not more than 60 days following the filing of the Form 8K, file and amended Form 8K which includes the financial statements of Seller as well as pro forma financial information of Purchaser and Seller as required by Item 310 of Regulation SB as promulgated by the Securities and Exchange Commission.

                                 ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE SELLER

Seller hereby represents and warrant in all material respects to Purchaser, with the intent that it will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that:

Section 4.1	Company Status and Capacity

         (a)	Formation. IMS and IMS Processing are companies duly formed
and validly subsisting under the laws of the State of New Jersey.

         (b)	Carrying on Business. IMS and IMS Processing are duly
authorized to carry on such business, in good standing in New Jersey and such other jurisdictions where the nature of its business requires it to be so authorized (such certificates of authority and good standing are included herewith in Exhibit J), except where the failure to be so authorized would not have a Material Adverse Effect. The nature of the Business does not require IMS and IMS Processing to register or otherwise be qualified to carry on business in any other jurisdictions.

         (c)	Legal Capacity. IMS and IMS Processing have the legal
power, capacity and authority to own the Seller Assets and to carry on the Business. IMS and IMS Processing have the legal capacity to carry on their business and operations. Sellers have the legal power, capacity and authority to enter into and complete this Agreement.

         (d)	Subsidiaries.  Neither IMS and IMS Processing has any
subsidiaries.

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Section 4.2	Capitalization

         (a)	Authorized Capital. The authorized capital of IMS and IMS
Processing consists of 1,000 and 1,000 shares of capital stock, respectively.

         (b)	Ownership. The issued and outstanding shares capital of IMS
and IMS Processing will on Closing consist of 1,000 and 1,000 shares of capital stock, respectively (being the Seller Shares), which shares on Closing shall be validly issued and outstanding as fully paid and non-assessable shares. Sellers will be at Closing the registered and beneficial owner of the Seller Shares. The Seller Shares will on Closing be free and clear of any and all liens, charges, pledges, encumbrances, restrictions on transfer and adverse claims whatsoever.

         (c)	No Option, Warrant or Other Right. No person, firm or
corporation has any agreement, option, warrant, preemptive right or any other right capable of becoming an agreement, option, warrant or right for the acquisition of Seller Shares held by Sellers or for the purchase, subscription or issuance of any of the unissued shares in the capital of IMS and IMS Processing.

         (d)	No Restrictions. There are no restrictions on the transfer,
sale or other disposition of Seller Shares contained in the charter documents of IMS and IMS Processing or under any agreement;

Section 4.3	Records and Financial Statements

         (a)	Charter Documents. The charter documents of IMS and IMS
Processing have not been altered since its formation date, except as filed in the record books of IMS and IMS Processing;

         (b)	Minute Books. The minute books of IMS and IMS Processing
are complete and each of the minutes contained therein accurately reflect the actions that were taken at a duly called and held meeting or by consent without a meeting. All actions by IMS and IMS Processing which require director or shareholder approval are reflected on the corporate minute books of IMS and IMS Processing. Neither of IMS and/or IMS Processing are in violation or breach of, or in default with respect to, any term of its Certificate of Incorporation (or other charter documents) or by-laws.

         (c)	Financial Statements. The Seller Financial Statements
present fairly and accurately the assets and liabilities (whether accrued, absolute, contingent or otherwise) of IMS and IMS Processing as of the date thereof, and the sales and earnings of the Business during the periods covered thereby and have been prepared in substantial accordance with generally accepted accounting principles consistently applied;

         (d)	Accounts Payable and Liabilities. There are no material
liabilities, contingent or otherwise, of IMS and IMS Processing which will not be reflected in the Seller Financial Statements, except those incurred in the ordinary course of business since the date of the Seller Financial Statements, and IMS and IMS Processing have not guaranteed or agreed to guarantee any debt, liability or other obligation of any person, firm or corporation;

         (e)	Accounts Receivable. All the Seller Accounts Receivable
result from bona fide business transactions and services actually rendered without, to the knowledge and belief of Sellers any claim by the obligor for set-off or counterclaim;

         (f)	No Debt to Related Parties. Except as disclosed in the
Seller Financial Statements, IMS and IMS Processing are not and on Closing will not be, indebted to Sellers, nor to any director or officer of IMS and IMS Processing except accounts payable on account of bona fide business transactions of IMS and IMS Processing incurred in normal course of the Business, including employment agreements with IMS and IMS Processing, none of which are more than 60 days in arrears;

         (g)	No Related Party Debt to IMS and IMS Processing. Except as
set forth in the Seller Financial Statements, no IMS and IMS Processing Shareholder nor any director or officer of IMS and/or IMS Processing is now, or will upon Closing be, indebted to or under any financial obligation to IMS and/or IMS Processing on any account whatsoever, except for advances on account of travel and other expenses;

         (h)	No Dividends. No dividends or other distributions on any
shares in the capital of IMS and IMS Processing have been made, declared or authorized since the date of the Seller Financial
Statements;

         (i)	No Payments. No payments of any kind have been made or
authorized since the date of the Seller Financial Statements to or on behalf of Sellers or to or on behalf of officers, directors, shareholders or employees of IMS and IMS Processing or under any management agreements with IMS and IMS Processing, except payments made in the ordinary course of the Business and at the regular rates of salary or other remuneration payable to them;

         (j)	No Pension Plans. There are no pension, profit sharing,
group insurance or similar plans or other deferred compensation plans affecting IMS and IMS Processing, except as set forth in the Seller Financial Statements;

         (k)	No Adverse Events. Since the date of the Seller Financial
Statements:

                  (i)	there has not been any material adverse change in the
consolidated financial position or condition of IMS and/or IMS
Processing, their liabilities or the Seller Assets or any damage, loss or other change in circumstances materially affecting the Business or the Seller Assets or IMS' and/or IMS Processing's right to carry on the Business, other than changes in the ordinary course of the Business,

                  (ii)	there has not been any damage, destruction, loss or
other event (whether or not covered by insurance) materially and adversely affecting the Business or the Seller Assets,

                  (iii)	there has not been any material increase in the
compensation payable or to become payable by IMS and/or IMS Processing to Sellers, to any director, officer, or agent of IMS and/or IMS
Processing or any bonus or payment made to or with any of them;

                  (iv)	the Business has been and continues to be carried on
in the ordinary course,

                  (v)	Neither IMS nor IMS Processing have waived or
surrendered any right of material value,

                  (vi)	IMS and/or IMS Processing has not discharged or
satisfied or paid any lien or encumbrance or obligation or liability other than current liabilities in the ordinary course of business.

Section 4.4	Income Tax Matters

         (a)	Tax Returns. All tax returns and reports of IMS and IMS
Processing required by law to be filed have been filed and are true, complete and correct, and any taxes payable in accordance with any return filed by IMS and/or IMS Processing or in accordance with any notice of assessment or reassessment issued by any taxing authority have been so paid.

         (b)	Current Taxes. Adequate provisions have been made for
taxes payable for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax, governmental charge or deficiency by IMS and/or IMS Processing. Sellers are not aware of any contingent tax liabilities or any grounds which would prompt a reassessment including aggressive treatment of income and expenses in filing earlier tax returns.

Section 4.5	Applicable Laws and Legal Matters

         (a)	Licenses. IMS and IMS Processing hold all licenses and
permits as may be requisite for carrying on the Business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a material adverse effect on the Business.

         (b)	Applicable Laws. IMS and IMS Processing have not been
charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which they are subject or which applies to them the violation of which would have a material adverse effect on the Business, and, to the knowledge of Seller, IMS and IMS Processing is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees the contravention of which would result in a material adverse impact on the Business.

         (c)	Pending or Threatened Litigation. There is no material
litigation or administrative or governmental proceeding pending or threatened against or relating to the Business, or any of the Seller Assets, nor does Seller have any knowledge of any deliberate act or omission of IMS and IMS Processing that would form any material basis for any such action or proceeding.

         (d)	No Bankruptcy. IMS and IMS Processing have not made any
voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against IMS and/or IMS Processing and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of IMS and/or IMS Processing.

         (e)	Labor Matters. IMS and IMS Processing are not party to any
collective agreement relating to the Business with any labor union or other association of employees and no part of the Business has been certified as a unit appropriate for collective bargaining or, to the knowledge of Seller, has made any attempt in that regard.

Section 4.6	Execution and Performance of Agreement

         (a)	Authorization and Enforceability. The Sellers have the sole
legal right to execute and deliver this Agreement, and to complete the transactions contemplated hereby and no consent of any other party or parties is necessary to complete said transactions.

         (b)	No Violation or Breach. The execution and performance of
this Agreement will not:

                 (i)	violate the charter documents of IMS and/or IMS
Processing or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which IMS and/or IMS Processing is a party,

                 (ii)	give any person any right to terminate or cancel
any agreement including, without limitation, Seller Material Contracts, or any right or rights enjoyed by IMS and/or IMS Processing,

                 (iii)	result in any alteration of IMS and/or IMS
Processing's obligations under any agreement to which IMS and/or IMS Processing is a party including, without limitation, the Seller
Material Contracts,

                 (iv)	result in the creation or imposition of any lien,
encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the Seller Assets,

                 (v)	result in the imposition of any tax liability to IMS
and/or IMS Processing relating to the Seller Assets,  the Seller
Shares, or

                 (vi)	violate any court order or decree to which either IMS
and/or IMS Processing is subject.

Section 4.7	Ownership and Condition

         (a)	Business Assets. The Seller Assets, comprise all of the
property and assets of the Business, and neither Sellers nor any other person, firm or corporation owns any assets used by IMS and/or IMS Processing in operating the Business, whether under a lease, rental agreement or other arrangement except as disclosed to Purchaser.

         (b)	Title. IMS and/or IMS Processing are the legal and
beneficial owner of the Seller Assets, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever.

         (c)	No Option. No person, firm or corporation has any agreement
or option or a right capable of becoming an agreement for the purchase of any of the Seller Assets.

         (d)	Material Contracts.  The Seller Material Contracts listed
in Schedule 1(r) constitute all of the material contracts of IMS and/or IMS Processing.

         (e)	No Default. There has not been any default in any material
obligation of IMS and/or IMS Processing or any other party to be performed under any of Seller Material Contracts, each of which is in good standing and in full force and effect and unamended (except as disclosed in Schedule 4.7(e)), and neither Sellers nor IMS nor IMS Processing are not aware of any default in the obligations of any other party to any of the Seller Material Contracts.

         (f)	Insurance Policies. IMS and/or IMS Processing maintain the
public liability insurance and insurance against loss or damage to the Seller Assets and the Business as described in Schedule 1(o) hereto.

         (g)	Real Property.  Schedule 1(s) sets forth a complete list of
(i) all real property and interests in real property owned in fee by IMS and/or IMS Processing (individually, a "IMS Owned Property" and
"IMS Processing Owned Property" and collectively, the "IMS and IMS Processing Owned Properties"), and (ii) all real property and interests in real property leased by IMS and/or IMS Processing as lessee or lessor (individually, a "IMS Real Property Lease" and "IMS Processing
Real Property Lease" and collectively, the "IMS and IMS Processing Real Property Leases"; and, collectively with the IMS and IMS Processing
Owned Properties, the "IMS and IMS Processing Property").  IMS and/or
IMS Processing have good and marketable fee title to all IMS and/or IMS Processing Owned Property, free and clear of all Liens, except Liens set forth on Schedule 1(s). The IMS andIMS Processing Property constitute all interests in real property currently used or currently held for use in connection with the Business. IMS and/or IMS
Processing have valid and enforceable leasehold interest under each of the IMS and/or IMS Processing Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity
(regardless of whether enforcement is sought in a proceeding at law or in equity), and neither IMS nor IMS Processing have received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by IMS and/or IMS Processing under any of the IMS and/or IMS Processing Real Property Leases. All of the IMS and IMS Processing Property, buildings, fixtures and improvements thereon owned or leased by IMS and/or IMS Processing are in good operating condition and repair (subject to normal wear and tear).

         (h)	Environmental Matters. The operations of IMS and IMS
Processing are in compliance with all applicable environmental laws. IMS and IMS Processing have obtained all permits required under all applicable environmental laws necessary to operate their business. IMS and/or IMS Processing are not the subject of any outstanding written order or agreement with any governmental authority or person respecting environmental laws or any remedial action relating to environmental laws. IMS and/or IMS Processing have not received any written communication alleging that IMS and/or IMS Processing may be in violation of any environmental law. There is not located at any of the properties of IMS and/or IMS Processing any underground storage tanks or hazardous materials, except as used in the ordinary course of business.

         (i)	No Compensation on Termination. There are no agreements,
commitments or understandings relating to severance pay or separation allowances on termination of employment of any employee of IMS and/or IMS Processing. Neither IMS nor IMS Processing are not obliged to pay benefits or share profits with any employee after termination of employment except as required by law.

Section 4.8	Seller Assets - Equipment

The Seller Equipment has been maintained in a manner consistent with that of a reasonably prudent owner and such equipment is in good working condition.

Section 4.9	Seller Assets - Infringement

Seller does not have any knowledge of any infringement by eIMS and/or IMS Processing of any patent, trademark, copyright or trade secret.

Section 4.10	The Business

Since the date of the Seller Financial Statements, the Business has been carried on in the ordinary course and neither IMS nor IMS
Processing have entered into any material agreement or commitment except in the ordinary course.

Section 4.11	No Misrepresentation

No representation or warranty of Seller in regards to IMS and/or IMS Processing contained in this Agreement or in any schedule hereto or in any certificate or other instrument furnished by Seller to Purchaser pursuant to the terms hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 4.12	Non-Merger and Survival

The representations and warranties of Seller regarding IMS and/or IMS Processing or otherwise contained herein will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time. Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by Purchaser, the representations and warranties of Seller shall survive the Closing.

Section 4.13	Indemnity

Seller agrees to indemnify and save harmless Purchaser from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim (subject to the right of Seller to defend any such claim), resulting from the breach by him of any representation or warranty made under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by Seller to Purchaser hereunder.

Section 4.14	Broker

Seller agrees to name Chapman as the broker of record in this Stock Purchase Agreement.

                                 ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Purchaser represents and warrants that as of the date hereof and as of the Closing Date, the following representations shall be true and correct and in full force and effect:

Section 5.1 	Organization and Good Standing

Inseq is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to operate and to carry on its business as now being conducted. Purchaser is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where qualification as a foreign corporation or otherwise is required to conduct the Business.

Section 5.2 	Authority, Approvals and Consents

Purchaser has the corporate power and authority to enter into this Agreement and to perform their obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and validly approved by the Board of Directors of Purchaser and by their respective stockholders and no other corporate or other proceedings on the part of Purchaser are necessary to authorize and approve this Agreement and the transactions contemplated hereby. Purchaser hereby expressly represents that they have fully and properly complied with all aspects of applicable Delaware corporate law in entering into this Agreement and for consummating the transactions contemplated hereunder. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of Purchaser , enforceable against Purchaser in accordance with its terms.

Section 5.3 	Consents and Approvals

No consent, approval, or authorization of, or declaration, filing, or registration with, any Governmental Entity will be required to be made or obtained by Purchaser in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.4 	Binding Nature

This Agreement shall be, when duly executed and delivered, a legally binding obligation of the Seller enforceable in accordance with its terms.

Section 5.5	Non-Merger and Survival

The representations and warranties of Purchaser contained herein will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time. Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by Seller, the representations and warranties of Purchaser shall survive the Closing.

Section 5.6	Indemnity

Purchaser agrees to indemnify and save harmless Seller from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim (subject to the right of Purchaser to defend any such claim), resulting from the breach by it of any representation or warranty made under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by Purchaser to Seller hereunder.

                                ARTICLE VI
                                COVENANTS

Section 6.1 	Conduct of Business Pending the Closing.

The Seller hereby covenants, represents and warrants to the Purchaser that pending completion of the Closing unless otherwise agreed to in writing by the Purchaser:

         (a) 	IMS and IMS Processing shall not engage in any sale, enter
into any transaction, contract or commitment, incur liability or obligation or make any disbursement not in the ordinary course of the Business, including, without limitation, the payment, of any kind and in any amount, to the Seller's shareholders (or their affiliates), and the declaration and/or payment of any dividends, purchase, redemption or other distributions with respect to the Seller's capital stock;

         (b) 	IMS and IMS Processing shall carry and continue in force
through the Closing, all existing insurance coverages including without limitation to theft, liability and other insurance as set forth in
Schedule 6.1(b). For any loss occurring between the date of this Agreement and the Closing Date, the parties rights and liabilities thereunder shall be determined as follows:

                     (i) Casualty Prior to Closing. The risk of any loss, destruction or other damage, other than ordinary wear and tear, between the date of execution hereof and the completion of the Closing, shall be solely that of the Seller. If before the completion of the Closing, any of the Seller's machinery or equipment which is the subject of this Agreement is damaged by fire, casualty or any other cause: (A) if the replacement or repair cost is $10,000 or more, the Purchaser may either: (x) terminate this Agreement without liability or (y) complete the Closing hereunder in which event the Purchaser shall be entitled to a credit to the insurance proceeds arising with respect to such damage, and (B) if such replacement or repair cost, as the case may be, is less than $10,000, the Purchaser shall be obligated to complete the Closing hereunder and shall be entitled to the insurance proceeds arising with respect to such damage.

         (c)	the Seller shall not amend, modify or terminate any
agreement related to the Business to which it is a party except in the ordinary course of business;

         (d)	the Seller shall use its best efforts to preserve the
Business and maintain all of its equipment and records in good order and keeping the same available for the Purchaser and further to preserve for the Purchaser the goodwill of suppliers, customers and others having business relationships with the Seller; and,

         (e)	the Seller shall give the Purchaser prompt notice of all
events prior to Closing which may materially relate to any term of this Agreement.

Section 6.2 	Access and Information

The Seller shall afford to the Purchaser and to the Purchaser's financial advisors, legal counsel, accountants, consultants, financing sources and other authorized representatives reasonable access during normal business hours throughout the period prior to the Closing Date to the books, records, properties and personnel of the Seller, the Selling Subsidiaries and the Transferred Subsidiaries relating to the Business and, during such period, shall furnish reasonably promptly to the Purchaser such information as the Purchaser reasonably may request. All such information disclosed to the Purchaser shall remain subject to the Confidentiality Agreement. Without limitation of the other provisions of this Section 6.2, the Seller shall permit the Purchaser or its consultant, in accordance with a mutually acceptable confidentiality agreement entered into by the Purchaser, the Seller and, if relevant, the Purchaser's consultant, to migrate any data concerning the Business which the Purchaser shall deem appropriate onto a server maintained by the Purchaser or its consultant but using the Purchaser's software programs. It is the Purchaser's intent that if the Closing shall occur, the Purchaser shall have immediate access to such migrated data in order to operate the Business and comply with the Purchaser's reporting obligations for the combined operations of the Purchaser and the Business under applicable securities laws. If the Closing shall not occur, such consultant shall destroy all of such migrated data in compliance with such confidentiality agreement.

Section 6.3 	Additional Matters

Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 6.4 	Additional Financial Information

On or prior to the Closing Date, the Purchaser shall have received the Seller Financial Statements. The Seller will provide the Purchaser with monthly Financial Statements and income statements for the Business as prepared in the ordinary course and consistent with past practice by the finance and accounting staff of the Business for each month after June 30, 2005 until the Closing for which the Seller has closed the accounting books of the Business, which statements shall be delivered within forty-five (45) days after each such closing.

Section 6.5	Indemnification

The Parties shall indemnify each other as set forth below:

			(i)	 Seller  shall indemnify and hold harmless
Purchaser and each of its affiliates or other related entities from and against any and all losses, damages, liabilities and claims
(including legal fees and costs) arising out of, based upon or resulting from any inaccuracy as of the date hereof or as of the Closing Date of any representation or warranty of Seller which are contained in or made pursuant to this Agreement or any breach by Seller of any obligations contained in or made pursuant to this Agreement including, without limitation, with respect to all liabilities, commitments and obligations of Seller.

			(ii)	 Purchaser shall indemnify and hold harmless
Seller from any and all losses, damages, liabilities and claims arising out of, based upon or resulting from any inaccuracy as of the date hereof or as of the Closing Date of any representation or warranty of Purchaser which is contained in or made pursuant to this Agreement or any breach by Purchaser of any of its obligations contained in or made pursuant to this Agreement.

			(iii)	As a material inducement to Purchaser entering
into and consummating the transaction contemplated hereunder, Seller does hereby agree to hold Purchaser completely free and harmless and indemnify Purchaser from and against any and all claims which Seller has or may have against any stockholder, member, director, officer,
agent or other Person related  to Seller whatsoever.   Purchaser shall
have no obligation whatsoever to participate in any litigation or other action between Seller and any stockholder, member, director, officer, agent or other Person related to Seller , and if Purchaser is forced to participate in any such action, Seller shall be solely responsible for any and all costs incurred by Purchaser in connection therewith, including, without limitation, all economic costs incurred by Purchaser and payment of reasonable attorneys fees and costs.

                                ARTICLE VII
                           CONDITIONS PRECEDENT
Section 7.1 	Conditions Precedent in Favor of the Seller

The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following additional conditions:

         (a) 	the Purchaser shall have performed in all material respects
its obligations under this Agreement required to be performed by the Purchaser at or prior to the Closing Date; and,

         (b) 	each of the representations and warranties of the Purchaser
contained in this Agreement shall be true and correct as of the Closing Date as if made at and as of such date, except where the failure of such representation and warranty to be true and correct would not have a material adverse effect on the Purchaser or the transactions contemplated by this Agreement.

The conditions precedent set out in this section are inserted for the exclusive benefit of Seller and any such condition may be waived in whole or in part by Seller at or prior to the Closing by delivering to Purchaser a written waiver to that effect signed by Seller. In the event that the conditions precedent set out in this section are not satisfied on or before the Closing, Seller shall be released from all obligations under this Agreement.

Section 7.2 	Conditions Precedent in Favor of the Purchaser

The obligation of the Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following additional conditions:

         (a) 	the Seller shall have performed in all material respects
its obligations under this Agreement required to be performed by the Seller at or prior to the Closing Date;

         (b) 	each of the representations and warranties of the Seller
contained in this Agreement shall be true and correct as of the Closing Date as if made at and as of such date;

         (c)	the Purchaser and Edward Kligerman, James Papania and Barry
Kligerman shall have entered into a mutually satisfactory employment agreement (attached hereto as Exhibit B);

         (d)	the successful completion by the Purchaser of that level of
due diligence the Purchaser deems reasonably required;

         (g)	the Sellers' Assets are fee and clear of all perfected,
filed and recorded liens, charges and encumbrances except those noted in Schedule 2.2. The instruments of assignment and transfer of the Acquisition Shares to the Purchaser will comply in all respects with the terms of this Agreement and are sufficient to vest in the Purchaser all of the Sellers' right, title and interest in respect to the Acquisition Shares being sold and/or transferred hereunder; and,

         (h)	Opinion of Sellers' Counsel. Purchaser shall have been
furnished with the opinion of James Hatzell, Esq., attorneys at law, counsel for Seller, dated the Closing Date, in form and substance satisfactory to Purchaser and Purchasers' counsel, as to the following
(i) the good standing and authority of Seller to carry on the Business and own the Assets, (ii) that all appropriate corporate or business entity actions necessary to complete the transactions contemplated hereunder have been taken, (iii) Seller's proper execution and delivery of this Agreement, the schedules hereto and any other documents required or necessary hereunder and the validity and binding legal effect thereof and of Seller's obligations hereunder, (iv) Seller's good and marketable title to the Assets, (v) disclosure of litigation, proceedings or investigations pending or threatened against Seller or which Seller's counsel is aware, (vi) that this Agreement does not violate any other agreement of which Seller's counsel is aware, and (vii) that the documents conveying title to Seller's interest in the Assets are valid and legally binding. In rendering the foregoing opinions, such counsel may rely as to factual matters upon certificates or other documents furnished by officers and directors of Purchaser and by government officials and upon such other documents and data as such counsel deems appropriate as a basis for their opinions. Such counsel may specify the jurisdiction or jurisdictions in which they are admitted to practice, that they are not admitted to the Bar in any other jurisdiction or experts in the law of any other jurisdiction and that such opinions are limited accordingly. If such counsel is not authorized to practice law in the New Jersey, Purchaser may require Seller's counsel to obtain an opinion from counsel authorized to practice law in such jurisdiction(s).

The conditions precedent set out in this section are inserted for the exclusive benefit of Purchaser and any such condition may be waived in whole or in part by Purchaser at or prior to the Closing by delivering to Seller a written waiver to that effect signed by Purchaser. In the event that the conditions precedent set out in this section are not satisfied on or before the Closing, Purchaser shall be released from all obligations under this Agreement.

Section 7.3	Nature of Conditions Precedent

The conditions precedent set forth in this Article are conditions of completion of the transactions contemplated by this Agreement and are not conditions precedent to the existence of a binding agreement. Each party acknowledges receipt of the sum of $1.00 and other good and valuable consideration as separate and distinct consideration for agreeing to the conditions of precedent in favor of the other party or parties set forth in this Article.

                                ARTICLE VIII
                    TERMINATION, AMENDMENT, AND WAIVER

Section 8.1	Termination Events

This Agreement may be terminated at any time prior to the Closing Date as follows:

         (a) 	by mutual written agreement of the Purchaser and the
Seller;

         (b) 	by the Seller (provided that the Seller is not then in
material breach of any representation, warranty, covenant or other agreement contained herein for which the Purchaser shall have previously notified the Seller), if there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, and such breach or condition has not been promptly cured within 30 days following receipt by the Purchaser of written notice of such breach;

         (c) 	by the Purchaser (provided that the Purchaser is not then
in material breach of any representation, warranty, covenant or other agreement contained herein for which the Seller shall have previously notified the Purchaser), if there has been a breach by the Seller of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, and such breach or condition has not been promptly cured within 30 days following receipt by the Seller of written notice of such breach; and,

         (d) 	by the Purchaser (provided that the Purchaser is not then
in material breach of any representation, warranty, covenant or other agreement contained herein) at or prior to the Closing Date, if the Purchaser is not satisfied with its due diligence review of the Business.

Section 8.2 	Effect of Termination and Abandonment

In the event of termination of this Agreement pursuant to this Article VIII, written notice thereof shall be given as promptly as practicable to the other party to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein (a) there shall be no liability or obligation on the part of the Seller, the Purchaser, or their respective officers, directors and Affiliates, and all obligations of the parties shall terminate, except for (i) the obligations of the parties pursuant to the Confidentiality Agreement, and (ii) that a party that is in material breach of its representations, warranties, covenants, or agreements set forth in this Agreement shall be liable for damages occasioned by such breach, including without limitation any expenses, including the reasonable fees and expenses of attorneys, accountants and other agents, incurred by the other party in connection with this Agreement and the transactions contemplated hereby; provided, however, that the Purchaser shall not be deemed to be in material breach of this Agreement solely by reason of its inability to satisfy one or more of the conditions set forth in Section 7.2 if the Purchaser is attempting to satisfy such conditions in good faith.

                                 ARTICLE IX
                             GENERAL PROVISIONS
Section 9.1	Expenses

Each of the Parties hereto shall pay its own fees and expenses
(including the fees of any attorneys, accountants, or others engaged by such Party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

Section 9.2	Paragraph Headings and Language Interpretations

The paragraph headings contained herein are for reference only and shall not be considered substantive provisions of this Agreement. The use of a singular or plural form shall include the other form, and the use of a masculine, feminine or neuter gender shall include the other genders, as applicable.

Section 9.3 	Notices

All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of five (5) business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

         (a) 	If to the Purchaser, to:

                INSEQ Corporation
                111 Howard Blvd., Suite 108
                Mount Arlington, New Jersey 07856
                Attn: James Grainer, President and Chief Financial Officer

                with a copy to:

                James Sonageri, Esq.
                Sonageri & Fallon, PC
                411 Hackensack Ave
                Hackensack, New Jersey 07652

                and,

         (b)    If to the Seller, to:
                Independent Metal Sales, Inc.
                1900 East Park Avenue
                Hainesport Industrial Park
                Hainesport, New Jersey 08036
                Attn: Edward Kligerman, President

                with a copy to:
                James L. Hatzell, Esq.
                888B Haddon Avenue
                Collingswood, NJ 08108

Section 9.4	Assignments

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the Parties hereto without the prior written consent of the other Party, except that this Agreement and such rights, interests and obligations may be assigned by Purchaser to one (1) or more Affiliates. Purchaser agrees that any such assignment shall not relieve Purchaser of its obligations hereunder.

Section 9.5	Entire Agreement

This Agreement (including the Schedules and any Exhibits hereto) embodies the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby and supersedes all prior written or oral commitments, arrangements, understandings and agreements with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly sat forth herein.

Section 9.6	Modifications, Amendments and Waivers

At any time prior to the Closing, to the extent permitted by law, (i) Purchaser and Seller may, by written agreement, modify, amend or supplement any term or provision of this Agreement and (ii) any term or provision of this Agreement may be waived in writing by the Party which is entitled to the benefits thereof.

Section 9.7	Counterparts

This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one (1) and the same agreement and each of which shall be deemed an original. Each Party shall receive a fully signed copy of this Agreement.

Section 9.8	Governing Law

This Agreement shall be governed by the laws of the State of New Jersey and the United States of America (regardless of the laws that might be applicable under principles of conflicts of law or international law) as to all matters including, but not limited to, matters of validity, construction, effect and performance.

Section 9.9	Accounting Terms

All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with generally accepted accounting principles on the date hereof.

Section 9.10	Severability

If any one (1) or more of provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

Section 9.11	Specific Performance

Purchaser and Seller recognize that any breach of the terms this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that any non-breaching party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages. If specific performance is elected as a remedy hereunder, the electing Party shall be deemed to have waive any claim for other damages, except reasonable attorneys fees, costs of suit and expenses related to the enforcement of specific performance.

Section 9.12	Consent to Jurisdiction

Seller and Purchaser hereby submit and consent to the exclusive venue and jurisdiction of the Superior Court of the State of New Jersey, , in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive and agree not to assert as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement may not be enforced in or by said courts or that its property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Seller and Purchaser agree that service of process may be made in any manner permitted by the laws of the State of New Jersey or the federal laws of the United States in any such action, suit or proceeding against Seller or Purchaser with respect to this Agreement, and Seller and Purchaser hereby irrevocably designate and appoint James L. Hatzell, Esq., and James Sonageri, Esq., as their respective authorized agents upon which process may be served in any such action, suit or proceeding, it being understood that such appointment and designation shall become effective without any further action on the part of Seller or Purchaser. Service of process upon such authorized agent shall be deemed, in every respect, effective service of process upon Seller or Purchaser and shall remain effective until Seller or Purchaser shall appoint another agent for service or process acceptable to the other Party. Seller and Purchaser agree that final judgment (with all right of appeal having expired or been waived) against it in any such action, suit or proceeding shall be conclusive and that the other Party is entitled to enforce such judgment in any other jurisdiction by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of indebtedness arising from such judgment.

Section 9.13	U.S. Currency

All payments made under this Agreement at any time shall be made in the lawful currency of the United States of America.

Section 9.14	Risk of Loss

			(i)	The risk of loss or damage to the Assets
to be sold to Purchaser hereunder shall be borne by Seller until title or right to possession shall have passed to Purchaser on the Closing Date.

			(ii)	If, prior to the Closing Date, any of the
Assets shall be damaged or destroyed, the Purchase Price shall be adjusted for the value of the Assets so damages or destroyed and in such case Seller shall be solely entitled to any insurance proceeds paid or payable thereon.

			(iii)	If, prior to the Closing Date, any of
the Assets shall be damaged or destroyed or taken in condemnation proceedings or if the Business is materially affected to an extent which will materially adversely affect operations similar to those heretofore carried on by Seller, Purchaser, at its option, may (A) elect to become entitled to any proceeds of condemnation or insurance with respect to such loss or (B) cancel this Agreement. If so canceled, this Agreement will be of no force and effect, and in such event no Party hereto, or any of its officers, directors, employees, agents, consultants, stockholders or principals shall have any further liability obligation hereunder with respect thereto other than as specified herein.

Section 9.15	Transfer Documents

Seller agrees that the sale and transfer hereunder of the Assets shall be made on the Closing Date, as of the Closing Date, by bills of sale, assignments or other instruments of transfer as shall be appropriate to vest in Purchaser good, clear and marketable title to the Assets subject to liabilities expressly assumed by Purchaser pursuant to
Section 2.3. From and after the Closing Date, upon the request of Purchaser, Seller shall do, execute, acknowledge and deliver all such further acts, assignments, transfers, instruments and conveyances as may reasonably be required to convey to and vest in Purchaser and protect its right, title and interest in and enjoyment of any of the Assets, and as may be appropriate to otherwise carry out the transactions contemplated by this Agreement. To the extent that the assignment of any of the Assets shall require the consent of other parties, this Agreement shall not constitute an assignment or agreement to assign the same if such action would constitute a breach of any contract or agreement relating to any of the Assets. Each of Seller and Purchaser agree to use its Best Efforts to obtain the consents of other parties to the sale and assignment hereunder to Purchaser. If any such consent is not obtained, Seller and Purchaser shall cooperate with each other in a reasonable arrangement designed to provide for Purchaser the benefits thereof and to permit the performance of remaining unfulfilled obligations thereunder by Purchaser. Failure of a Party to cooperate shall be actionable to the extent that said Party is responsible for act or omission complained of by the other Party.

Section 9.16	Allocation of Purchase Price

The Parties shall allocate the Purchase Price as their respective accountants shall mutually determine and shall execute and file identical IRS Forms 8594, Asset Acquisition Statement under Section 1060, of the Internal Revenue Code of 1986, as amended.

Section 9.17 	THE PARTIES ACKNOWLEDGE THAT THEY HAVE EACH RECEIVED
A COPY OF THIS AGREEMENT, THAT THEY HAVE READ AND FULLY UNDERSTAND THIS AGREEMENT, AND THAT THEY HAVE BEEN ADVISED TO SEEK AND HAVE EITHER SOUGHT OR WAIVED INDEPENDENT LEGAL COUNSEL OF THEIR CHOICE TO AID IN THEIR UNDERSTANDING HEREOF.

Section 9.18 	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives and assigns.

Section 9.19 	Parties in Interest

Nothing in this Agreement, express or implied, is intended to confer upon any Person not a Party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.20	Furnishing Information; Announcements

Sellers shall not issue any press releases or otherwise make any statement, public or otherwise, to any third party with respect to the transactions contemplated hereby without the prior written consent of Purchaser. Any notification of Sellers' employees of the transactions contemplated hereby shall be subject to prior approval by Purchaser. Any notices or other information to be disseminated shall be submitted to Purchaser prior to distribution or dissemination.

Section 9.21	Force Majeure

Neither Party hereto shall be liable for failure to perform any obligation under this Agreement if such failure to perform is caused by the occurrence of any contingency beyond the reasonable control of such Party, including, without limitation, fire, flood, strike or other industrial disturbance, failure of transport, accident, war, riot, insurrection, act of God or order of governmental agency or act of terrorism. Performance shall be resumed as soon as is possible after cessation of such cause. However, if such inability to perform continues for more than Ninety (90) days, the other Party may terminate this Agreement without penalty and without further notice.


                   [THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.


INSEQ CORPORATION

By: /S/ Kevin Kreisler
    -------------------
    Kevin Kreisler
    Chairman


SELLERS

By: /S/ Ed Kligerman
    -------------------
    Edward Kligerman
    Individually


By: /S/ Jim Papania
    -------------------
    James Papania
    Individually